EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-136109, 333-16905, 333-22749,333-96393, 333-38626, 333-99749, and 333-99751) of Forrester Research, Inc. of our reports dated November 2, 2007, relating to the consolidated financial statements, and the effectiveness of Forrester Research, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007
/s/ BDO Seidman, LLP
Boston, Massachusetts
November 2, 2007